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                                                                  Exhibit 2.42

                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                                  HVS PARTNERS

                                       AND

                           CUMULUS BROADCASTING, INC.

                                       AND

                             CUMULUS LICENSING CORP.


                                 August 25, 1997
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                                TABLE OF CONTENTS
                                                                            Page

      1.  Basic Transaction..................................................1
            (a)  Purchase and Sale of Assets.................................1
            (b)  Assumption of Liabilities...................................1
            (c)  Purchase Price..............................................1
            (d)  Local Marketing Agreement...................................2
            (e)  The Closing.................................................2
            (f)  Deliveries at the Closing...................................2
            (g)  Postclosing Agreement.......................................3
            (h)  Lease Agreement and Purchase Option.........................3
            (i)  Allocation..................................................3

      2.  Representations and Warranties of the Seller.......................3
            (a)  Organization of the Seller..................................3
            (b)  Authorization of Transaction................................3
            (c)  Noncontravention............................................3
            (d)  Title to Acquired Assets....................................4
            (e)  Financial Statements........................................4
            (f)  Events Subsequent to .......................................4
            (g)  Tax Matters.................................................6
            (h)  Tangible Assets.............................................7
            (i)  Real Property...............................................7
            (j)  Intellectual Property.......................................8
            (k)  Contracts..................................................10
            (l)  Commission Licenses and Compliance with Commission
                  Requirements..............................................11
            (m)  Insurance..................................................12
            (n)  Litigation.................................................12
            (o)  Employees..................................................12
            (p)  Employee Benefits..........................................13
            (q)  Environment, Health, and Safety............................13
            (r)  Legal Compliance...........................................14
            (s)  Brokers' Fees..............................................15
            (t)  Advertising Agreements.....................................15
            (u)  Disclosure.................................................15

      3.  Representations and Warranties of the Buyer.......................15
            (a)  Organization of the Buyer..................................15
            (b)  Authorization of Transaction...............................15
            (c)  Noncontravention...........................................15
            (d)  Brokers' Fees..............................................16


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      4.  Pre-Closing Covenants.............................................16
            (a)  General....................................................16
            (b)  Assignment Applications....................................16
            (c)  Employment Offers..........................................17
            (d)  Notices and Consents.......................................17
            (e)  Operation of Business......................................17
            (h)  Contracts..................................................17
            (i)  Operation of Stations......................................18
            (j)  Preservation of Business...................................18
            (l)  Full Access................................................18
            (m)  Notice of Developments.....................................18
            (n)  Exclusivity................................................18
            (o)  Title Insurance, Surveys and Environmental
                  Assessments...............................................19
            (p)  Control of Stations........................................19
            (q)  Risk of Loss...............................................19

      5.  Conditions to Obligation to Close.................................20
            (a)  Conditions to Obligation of the Buyer......................20
            (b)  Conditions to Obligation of the Seller.....................21

      6.  Post-Closing Covenants............................................22
            (a)  General....................................................22
            (b)  Litigation Support.........................................22
            (c)  Adjustments................................................23
            (d)  Severance Obligations......................................23

      7.  Remedies for Breaches of this Agreement...........................23
            (a)  Survival...................................................23
            (b)  Indemnification Provisions for the Benefit of the
                  Buyer.....................................................24
            (c)  Indemnification Provisions for the Benefit of the
                  Seller....................................................24
            (d)  Specific Performance.......................................24
            (e)  Liquidated Damages.........................................24
            (f)  Matters Involving Third Parties............................25
            (g)  Other Indemnification Provisions...........................25

      8.  Definitions.......................................................25

      9.  Termination.......................................................30
            (a)  Termination of Agreement...................................30
            (b)  Effect of Termination......................................31

      10.  Miscellaneous....................................................31
            (a)  Survival...................................................31
            (b)  Press Releases and Announcements...........................31


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            (c)  No Third Party Beneficiaries...............................32
            (d)  Entire Agreement...........................................32
            (e)  Succession and Assignment..................................32
            (f)  Counterparts...............................................32
            (g)  Headings...................................................32
            (h)  Notices....................................................32
            (i)  Governing Law..............................................33
            (j)  Amendments and Waivers.....................................33
            (k)  Severability...............................................33
            (l)  Expenses...................................................34
            (m)  Construction...............................................34
            (n)  Incorporation of Exhibits and Schedules....................34
            (o)  Submission to Jurisdiction.................................34
            (p)  Bulk Transfer Laws.........................................35


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                                    EXHIBITS

Exhibit A--Form of Earnest Money Escrow Agreement
Exhibit B--Form of Assignment
Exhibit C--Form of Assumption
Exhibit D--Form of Postclosing Agreement
Exhibit E--Form of Lease Agreement and Purchase Option
Exhibit F--Allocation Schedule
Exhibit G--Form of Opinion of Counsel to the Seller
Exhibit H--Copy of Seller's Promissory Note
Exhibit I--Local Marketing Agreement


                                    SCHEDULES

          Description                                       Section Reference

Exceptions To Seller's Good Title                                   2(d)
Financial Statements                                                2(e)
Events Subsequent to January 1, 1997                                2(f)
Tangible Personal Property                                          2(h)
Real Property                                                       2(i)
Intellectual Property                                               2(j)
Material Contracts                                                  2(k)
FCC Licenses                                                        2(l)
Insurance                                                           2(m)
Litigation                                                          2(n)
Employees                                                           2(o)
Employee Benefit Plans                                              2(p)
Advertising Agreements                                              2(t)


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                            ASSET PURCHASE AGREEMENT

      This Agreement ("Agreement") is entered into as of August 25, 1997, by and between Cumulus Broadcasting, Inc. a Nevada corporation (the "Operating Company"); Cumulus Licensing Corp., a Nevada Corporation (the "Licensing Company"); and HVS Partners, a Florida general partnership (the "Seller"). The Operating Company and the Licensing Company are collectively referred to herein as the "Buyer." The Buyer and the Seller are referred to collectively herein as the "Parties." Capitalized terms used in this Agreement are defined in Section 8 hereof.

      This Agreement contemplates a transaction in which the Buyer will purchase substantially all of the assets (and assume certain of the liabilities) of the Seller that are used or useful in the operation of radio stations WQHQ-FM, WLVW-FM and WTGM-AM, each licensed to operate in Salisbury, Maryland; WLBW-FM, licensed to operate in Fenwick Island, Delaware; and WRXS-FM licensed to operate in Ocean City, Maryland (collectively, the "Stations") in return for the Purchase Price.

      Now, therefore, in consideration of the above premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

      1.  Basic Transaction.

            (a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey, and deliver to the Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this Section 1.

            (b) Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, the Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. The Buyer will not assume or have any responsibility, however, with respect to any other obligation or Liability of the Seller not included within the definition of Assumed Liabilities.

            (c) Purchase Price. The Buyer agrees to pay to the Seller at the Closing Nine Million Two Hundred Thousand and 00/100 Dollars ($9,200,000.00) (the "Purchase Price")
            payable as follows:

            (i) on the date of this Agreement, the Buyer will deposit with the Escrow Agent the amount of Four Hundred Sixty Thousand and 00/100 Dollars ($460,000.00) (the "Earnest Money Deposit") by delivery of cash payable by wire transfer or delivery of other immediately available funds; and
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            (ii)  on the Closing Date, the Buyer shall pay to the Seller the amount of Seven Million Eight Hundred Twenty Thousand and 00/100 Dollars ($7,820,000.00) less any amount paid by Operating Company to Seller pursuant to Paragraph 2 of the Local Marketing Agreement by delivery of Cash or other immediately available funds; and

            (iii) on the Closing Date, the Buyer shall pay to the Seller, on behalf of all parties to the Postclosing Agreement, the amount of Nine Hundred Twenty Thousand and 00/100 Dollars ($920,000.00) by delivery of Cash or other immediately available funds.

The Earnest Money Deposit referenced in this Section 1(c) shall be placed in escrow with the Escrow Agent pursuant to an escrow agreement in the form attached hereto as Exhibit A (the "Earnest Money Escrow Agreement"), which requires that such Earnest Money Deposit shall be deposited by the Escrow Agent with a federally insured financial institution in an interest bearing account. Interest earned on the Earnest Money Deposit shall accrue to the benefit of the Buyer, and, together with the principal amount of the Earnest Money Deposit, shall be payable to the Seller and credited against the Purchase Price on the Closing Date. If this Agreement is terminated without Closing of the transaction contemplated herein, the Earnest Money and all accrued interest shall be paid to the Buyer or the Seller as provided in the Earnest Money Escrow Agreement.

            (d) Local Marketing Agreement. Concurrent with the execution of this Agreement, the Seller and the Operating Company shall execute the Local Marketing Agreement which includes the terms and conditions pursuant to which the Operating Company will operate the programming and sale of advertising time on the Stations. The accounts receivable of the Stations in existence as of the date of this Agreement shall be collected pursuant to the terms and conditions of the Local Marketing Agreement.

            (e) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the Stations in Salisbury, Maryland, commencing at 9:00 a.m. local time on the date set by the Buyer not earlier than the fifth (5th) business day or later than the tenth (10th) business day after the FCC approval of the Assignment Application becomes a Final Order, by which date all other conditions to the obligations of the Parties to consummate the transactions contemplated hereby will have been satisfied or waived or such other date as the Parties may mutually determine (the "Closing Date").

            (f) Deliveries at the Closing. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 5(a) below; (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in Section 5(b) below; (iii) the Seller will execute, acknowledge (if appropriate), and deliver to the Buyer (A) assignments (including real property lease assignments and Intellectual Property transfer documents) in the


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            form attached hereto as Exhibit B and (B) such other instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel reasonably may request; (iv) the Buyer will execute, acknowledge (if appropriate), and deliver to the Seller (A) an assumption in the form attached hereto as Exhibit C and (B) such other instruments of assumption as the Seller and its counsel reasonably may request; and (v) the Buyer will deliver to the Seller the consideration specified in Section 1(c) above.

            (g) Postclosing Agreement. On the Closing Date, the Seller shall execute, and shall cause all partners of the Seller to execute, a Postclosing Agreement with the Buyer including covenants not to compete with the Buyer in the markets served by the Stations and to indemnify the Buyer in the form of Exhibit D attached hereto. A portion of the Purchase Price equal to Fifty Thousand Dollars ($50,000) shall be paid to the Seller, on behalf of all parties other than the Buyer, on the Closing Date as consideration for the agreements set forth in the Postclosing Agreement.

            (h) Lease Agreement and Purchase Option. On the Closing Date, the Buyer and the Seller shall execute a lease agreement and a purchase option, including those terms and conditions pursuant to which the Buyer will lease, and be granted an option to purchase from the Seller certain real property used or useful in the operation of the Stations, the form of each of which is attached hereto at Exhibit E.

            (i) Allocation. The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as Exhibit F.

      2. Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer that the statements contained in this Section 2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2), except as set forth in the lettered and numbered paragraphs contained in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule") corresponding to the lettered and numbered sections of this Section 2.

            (a) Organization of the Seller. The Seller is a general partnership duly organized, validly existing, and in good standing under the laws of the State of Florida. The Seller does not have any Subsidiaries. The partners of the Seller are GHB Radio, Inc., a Florida corporation, and TS Radio, Inc., a Florida corporation.

            (b) Authorization of Transaction. The Seller has full power and authority (including full partnership power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the partners of the Seller have duly authorized the execution,


                                      -3-
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            delivery, and performance of this Agreement by the Seller. This
            Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions.

            (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 1 above), will (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which the Seller or any partner of the Seller is subject or any provision of the partnership agreement of the Seller or charter or bylaws of any partner of the Seller; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which any of the Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Other than with respect to the Assignment Application described in Section 4(b), the Seller does not need to give any notice to, make any filing with, or obtain any Licenses, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 1 above).

            (d) Title to Acquired Assets. Other than the Security Interests set forth on Section 2(d) of the Disclosure Schedule (which shall be released at or before Closing), the Seller has good and marketable title to all of the Acquired Assets, free and clear of any Security Interest or restriction on transfer.

            (e) Financial Statements. Included in Section 2(e) of the Disclosure Schedule are the following financial statements (collectively the "Financial Statements"): (i) unaudited balance sheets and statements of income, and Cash flow as of and for the fiscal years ended December 31, 1993, December 31, 1994, December 31, 1995 and December 31, 1996, for the Seller; and (ii) unaudited statements of income, as of and for each month during 1995 and 1996 and the months ended January 31, February 28, March 31, and April 30, 1997 for the Seller. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, are correct and complete, and are consistent with the books and records of the Seller (which books and records are correct and complete). Without limiting the generality of the foregoing, all material revenues and expenses of the Seller (A) are properly reflected in the Financial Statements, (B) have arisen in the Ordinary Course of Business, (C) are valid and subject to no counterclaims, and (D) will be or have been collected or paid at their recorded amounts subject only


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

            to the reserve for bad debts set forth on the face of the most recent Financial Statements.

            (f) Events Subsequent to January 1, 1997. Since January 1, 1997, except as set forth in Section 2(f) of the Disclosure Schedule, there has not been any adverse change in the assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of the Seller with respect to the operation of the Stations. Without limiting the generality of the foregoing and with respect to the operation of the Stations since that date:

            (i) the Seller has not sold, leased, transferred, or assigned any of its material assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

            (ii) the Seller has not entered into any contract, lease, sublease, license, or sublicense (or series of related contracts, leases, subleases, licenses, and sublicenses) outside the Ordinary Course of Business;

            (iii) no party has accelerated, terminated, modified, or canceled any contract, lease, sublease, license, or sublicense (or series of related contracts, leases, subleases, licenses, and sublicenses) involving more than $5,000 to which the Seller is a party or by which it is bound;

            (iv) no Security Interest has been imposed upon any of its assets, tangible or intangible;

            (v) the Seller has not made any capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business;

            (vi) the Seller has not made any capital investment in, any loan to, or any acquisition of the securities or assets of any other person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business;

            (vii) the Seller has not created, incurred, assumed, or guaranteed any indebtedness (including capitalized lease obligations) outside the Ordinary Course of Business;

           (viii) the Seller has not delayed or postponed (beyond its normal practice) the payment of accounts payable and other Liabilities;

            (ix) the Seller has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;


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

            (x) the Seller has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

            (xi) the Seller has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property or any action adversely affecting the FCC Licenses of the Stations;

            (xii) the Seller has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business giving rise to any claim or right on its part against the person or on the part of the person against it;

           (xiii) the Seller has not entered into any employment contract, consulting contract or severance agreement or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

            (xiv) the Seller has not granted any increase outside the Ordinary
                  Course of Business in the base compensation of any of its directors, officers, and employees;

            (xv)  the Seller has not adopted any (A) bonus, (B) profit-sharing,
                  (C) incentive compensation, (D) pension, (E) retirement, (F) medical, hospitalization, life, or other insurance, (G) severance, or (H) other plan, contract, or commitment for any of its directors, officers, and employees, or modified or terminated any existing such plan, contract, or commitment;

            (xvi) the Seller has not made any other change in employment terms for any of its directors, officers, and employees;

           (xvii) the Seller has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

          (xviii) the Seller has not paid any amount to any third party with respect to any Liability or obligation (including any costs and expenses the Seller has incurred or may incur in connection with this Agreement or any of the transactions contemplated hereby) which would not constitute an Assumed Liability if in existence as of the Closing;

            (xix) there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Seller;

            (xx) the Seller has not altered its credit and collection policies or its accounting policies;


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            (xxi) the Seller has not materially altered the programming, format or call letters of the Stations, or its promotional and marketing activities;

            (xxii) the Seller has not applied to the FCC for any modification of the FCC Licenses or failed to take any action necessary to preserve the FCC Licenses and has operated the Stations in compliance therewith and with all FCC rules and regulations; and

            (xxiii) the Seller has not committed to any of the foregoing.

            (g) Tax Matters. The Seller has filed and will file all Tax Returns that it was required to file and may be required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Seller (whether or not shown on any Tax Return) have been paid. The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. The Sellers have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. The Seller is not a party to a pending Tax audit and is aware of no threatened Tax audit. No claim has ever been made by an authority in a jurisdiction where the Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

            (h) Tangible Assets. Section 2(h) of the Disclosure Schedule sets forth a listing by Station of all transmitter and station equipment, vehicles and other tangible personal property used in conducting the operation and business of the Stations. The Seller owns or leases all tangible assets necessary for the conduct of the operation and business thereof as presently conducted and as presently proposed to be conducted. Each tangible asset listed in Section 2(h) of the Disclosure Schedule is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used. No such tangible asset is in need of replacement.

            (i) Real Property. The Parties acknowledge and agree that all real property that is owned by the Seller and used or useful in the conduct of the operations and business of the Stations is included within the definition of Retained Assets. Section 2(i) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to the Seller. Section 2(i) of the Disclosure Schedule also identifies the leased or subleased properties for which title insurance policies are to be procured in accordance with
            Section 4(i) below. The Seller has delivered to the Buyer correct and complete copies of the leases and subleases listed in Section 2(i) of the Disclosure

            Schedule (as amended to date). With respect to each lease and sublease listed in Section 2(i) of the Disclosure Schedule:

            (i) the lease or sublease is and, following the Closing will continue to be, legal, valid, binding, enforceable, and in full force and effect;

            (ii) no party to the lease or sublease is in breach or default (or has repudiated any provision thereof), and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

            (iii) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

            (iv) with respect to each sublease, the representations and warranties set forth in subsections (i) through (iii) above are true and correct with respect to the underlying lease;

            (v) the Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

            (vi) to the Knowledge of the Seller, all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses, permits and zoning approvals) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

            (vii) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

           (viii) to the Knowledge of the Seller, the owner of the facility leased or subleased has good and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, except for recorded easements, covenants, and other restrictions impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto.

            (j) Intellectual Property. The Seller owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the businesses of the Seller as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by the Seller immediately prior to the Closing hereunder will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the

            Closing hereunder. The Seller has taken all necessary or desirable action to protect each item of Intellectual Property that it owns or uses.

            (i) The Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and the Seller has never received any charge, complaint, claim, or notice alleging any such interference, infringement, misappropriation, or violation. To the Knowledge of the Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Seller.

            (ii) Section 2(j) of the Disclosure Schedule identifies each patent, trademark or copyright registration which has been issued to the Seller with respect to any of its Intellectual Property, identifies each pending patent, trademark or copyright application for registration which the Seller has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which the Seller has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Seller has delivered to the Buyer correct and complete copies of all such patents, trademarks or copyright registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. With respect to each item of Intellectual Property that the Seller owns:

                  (A) the Seller possesses all right, title, and interest in and to the item;

                  (B) the item is not subject to any outstanding judgment, order, decree, stipulation, injunction, or charge;

                  (C) no charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand is pending or, to the Knowledge of the Seller, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                  (D) the Seller has not ever agreed to indemnify any person or entity for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

            (iii) Section 2(j) of the Disclosure Schedule also identifies each item of Intellectual Property that any third party owns and that the Seller uses pursuant to license, sublicense, agreement, or permission including, but not limited to the call letters of the Stations. The Seller has supplied the Buyer with correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each such item of used Intellectual Property:

                  (A) the license, sublicense, agreement, or permission covering the item is, and following the Closing will continue to be on identical terms, legal, valid, binding, enforceable, and in full force and effect;

                  (B) no party to the license, sublicense, agreement, or permission is in breach or default (or has repudiated any provision thereof), and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                  (C) with respect to each sublicense, the representations and warranties set forth in subsections (A) and (B) above are true and correct with respect to the underlying license;

                  (D) the underlying item of Intellectual Property is not subject to any outstanding judgment, order, decree, stipulation, injunction, or charge;

                  (E) no charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand is pending, or, to the Knowledge of the Seller, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property;

                  (F) the Seller has not agreed to indemnify any person or entity for or against any interference, infringement, misappropriation, or other conflict with respect to the underlying item of Intellectual Property; and

                  (G) the Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

            (iv) The Seller has no Knowledge of any new products, inventions, procedures, or methods of processing that any competitors or other third parties have developed which reasonably could be expected to supersede or make obsolete any product or process of any of the Seller.

            (k) Contracts. Other than Advertising Contracts, Section 2(k) of the Disclosure Schedule lists the following contracts, agreements, and other written arrangements to which the Seller is a party:

            (i) any written arrangement (or group of related written arrangements) for the lease of personal property from or to third parties providing for lease payments in excess of $1,000 per year;

            (ii) any written arrangement (or group of related written arrangements) for the purchase or sale of supplies, products, or other personal property or for the furnishing or receipt of services which either calls for performance over a period of more than one year or involves more than the sum of $1,000;

            (iii) any written arrangement concerning a partnership or joint venture;

            (iv) any written arrangement (or group of related written arrangements) under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness (including capitalized lease obligations) involving more than $1,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

            (v) any written arrangement concerning confidentiality or noncompetition;

            (vi) any written arrangement with any of its employees in the nature of a collective bargaining agreement, consulting agreement, employment agreement, or severance agreement;

            (vii) any written arrangement under which the consequences of a default or termination could have an adverse effect on the assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of the Seller or the Stations; and

           (viii) any other written arrangement (or group of related written arrangements) either involving more than $5,000 or not entered into in the Ordinary Course of Business.

The Seller has delivered to the Buyer a correct and complete copy of each written arrangement listed in Section 2(k) of the Disclosure Schedule (as amended to date). With respect to each written arrangement so listed: (A) the written arrangement is legal, valid, binding, enforceable, and in full force and effect; (B) the written arrangement will continue to be legal, valid, binding, and enforceable and in full force and effect on identical terms following the Closing; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the written arrangement; and
(D) no party has repudiated any provision of the written arrangement. The Seller is not a party to any verbal contract, agreement, or other arrangement which, if reduced to written form, would be required to be listed in Section 2(k) of the Disclosure Schedule under the terms of this Section 2(k).

            (l) Commission Licenses and Compliance with Commission Requirements.

            (i) All licenses, permits, authorizations, franchises, certificates of compliance, and consents of governmental bodies, including, without limitation, the FCC Licenses, used or useful in the operation of the Stations as they are now being operated (A) are in full force and effect, (B) are unimpaired by any acts or omissions of the Seller or the Seller's employees or agents, (C) are free and clear of any restrictions which might limit the full operation of the Stations, and (D) are detailed in Section 2(l) of the Disclosure Schedules. With respect to the licenses, permits, authorizations, franchises, certificates of compliance and consents referenced in the preceding sentence, Section 2(l) of the Disclosure Schedule also sets forth, without limitation, the date of the last renewal, the expiration date thereof, and any conditions or contingencies related thereto. Except as set forth in Section 2(l) of the Disclosure Schedule, no condition exists or event has occurred that permits, or after notice or lapse of time, or both, would permit, the revocation or termination of any such license, permit, consent, franchise, or authorization (other than pursuant to their express expiration date) or the imposition of any material restriction or limitation upon the operation of the Stations as now conducted. Except as set forth in Section 2(l) of the Disclosure Schedule, the Seller is not aware of any reason why the FCC licenses might not be renewed in the ordinary course or revoked.

            (ii) The Stations are each in compliance with the FCC's policy on exposure to radio frequency radiation. No renewal of any FCC License would constitute a major environmental action under the FCC's rules or policies. Access to the Stations' transmission facilities is restricted in accordance with the policies of the FCC.

            (iii) Except as set forth in Section 2(l) of the Disclosure
                  Schedule, to the best of the Seller's Knowledge, the Seller is not the subject of any FCC or other governmental investigation or any notice of violation or order, or any material complaint, objection, petition to deny, or opposition issued by or filed with the FCC or any other governmental authority in connection with the operation of or authorization for the Stations, and there are no proceedings (other than rulemaking proceedings of general applicability) before the FCC or any other governmental authority that could adversely affect any of the FCC Licenses or the authorizations listed in Section 2(l) of the Disclosures Schedule.

            (iv) The Seller has filed with the FCC and all other governmental authorities having jurisdiction over the Stations all material reports, applications, documents, instruments, and other information required to be filed, and will continue to make such filings through the Closing Date.

            (m) Insurance. Section 2(m) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Seller is a party, a named insured, or otherwise the beneficiary of coverage:

            (i)   the name, address, and telephone number of the agent;

            (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

            (iii) the policy number and the period of coverage;

            (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

            (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, and enforceable and in full force and effect; (B) the policy will continue to be legal, valid, binding, and enforceable and in full force and effect on identical terms following the Closing Date; (C) neither the Seller nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. The Seller has been covered during the past 3 years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during that three-year period. Section 2(m) of the Disclosure Schedule describes any self-insurance arrangements affecting the Seller.

            (n) Litigation. Section 2(n) of the Disclosure Schedule sets forth each instance in which the Seller: (i) is subject to any unsatisfied judgement, order, decree, stipulation, injunction, or charge; or
            (ii) is a party or, to the Knowledge of the Seller, is threatened to be made a party to any charge, complaint, action, suit, proceeding, hearing, or investigation of or in any court or quasijudicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the charges, complaints, actions, suits, proceedings, hearings, and investigations set forth in Section 2(n) of the Disclosure Schedule could result in any adverse change in the assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of the Seller or the Stations taken as a whole. The Seller has no reason to believe that any such charge, complaint, action, suit, proceeding, hearing, or investigation may be brought or threatened against the Seller.

            (o) Employees. Section 2(o) of the Disclosure Schedule sets forth a listing of the names, positions, job descriptions, salary or wage rates and all other forms of compensation paid for work at the Stations of each employee of Seller. To the Knowledge of the Seller, no key employee or group of employees has any plans to terminate employment with the Seller. The Seller is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. To the Knowledge of the Seller, the Seller has not committed any unfair labor practice. The Seller has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Seller.

            (p) Employee Benefits. Section 2(p) of the Disclosure Schedule lists all Employee Benefit Plans and other executive compensation plans that the Seller maintains or to which the Seller contributes for the benefit of any current or former employee of the Seller. Each Employee Benefit Plan (and each related trust or insurance contract) complies in form and in operation in all respects with the applicable requirements of ERISA and the Code. The Seller does not contribute to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan. The Seller has not incurred and has no reason to expect that it will incur any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) or under the Code with respect to any Employee Pension Benefit Plan that the Seller maintains or ever has maintained or to which it contributes, ever has contributed, or ever has been required to contribute. The Seller does not maintain and has not maintained, contributed or been required to contribute to any Employee Welfare Benefit Plan providing health, accident, or life insurance benefits to former employees, their spouses, or their dependents (other than in accordance with Code Sec. 4980B).

            (q)   Environment, Health, and Safety.

            (i) The Seller has complied in all material respects with all laws (including rules and regulations thereunder) of federal, state, and local governments (and all agencies thereof) concerning the environment, public health and safety, and employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against any of them alleging any failure to comply with any such law or regulation.

            (ii) The Seller has no Liability (and to the Knowledge of the Seller there is no Basis related to the past or present operations, and its respective predecessors for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against the Seller giving rise to any Liability) under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Federal Water Pollution Control Act of 1972, the Clean Air Act of 1970, the Safe Drinking Water Act of 1974, the Toxic Substances Control Act of 1976, the Refuse Act of 1899, or the Emergency Planning and Community Right-to-Know Act of 1986 (each as amended), or any other law (or rule or regulation thereunder) of any federal, state, local, or foreign government (or agency thereof, concerning release or threatened release of hazardous substances, public health and safety, or pollution or protection of the environment, or for damage to any site, location, or body of water (surface or subsurface) or for illness or personal injury.

            (iii) The Seller has no Liability (and to the Knowledge of the
                  Seller there is no Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against the Seller giving rise to any Liability) under the Occupational Safety and Health Act, as amended, or any other law (or rule or regulation thereunder) of any federal, state, local, or foreign government (or agency thereof) concerning employee health and safety, or for any illness of or personal injury to any employee.

            (iv) The Seller has obtained and has been in compliance in all material respects with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all federal, state, local, and foreign laws (including rules, regulations, codes, plans, judgments, orders, decrees, stipulations, injunctions, and charges thereunder) relating to public health and safety, worker health and safety, and pollution or protection of the environment, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

            (v) All properties and equipment used in the business of the Seller have been free of asbestos, PCB's, methylene chloride, trichloroethylene, 1, 2-trans- dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

            (vi) No pollutant, contaminant, or chemical, industrial, hazardous, or toxic material or waste ever has been buried, stored, spilled, leaked, discharged, emitted, or released on any real property that the Seller owns or ever has owned or that the Seller leases or ever has leased.

            (r)   Legal Compliance.

            (i) The Seller has complied in all material respects with all laws (including rules and regulations thereunder) of federal, state, and local governments (and all agencies thereof, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against the Seller alleging any failure to comply with any such law or regulation, including those relating to the employment of labor, employee civil rights, and equal employment opportunities and relating to antitrust matters.

            (ii) The Seller has filed in a timely manner all reports, documents, and other materials it was required to file (and the information contained therein was correct and complete in all respects) under all applicable laws (including rules and regulations thereunder). To the Knowledge of the Seller, the Seller has possession of all records and documents it was required to retain under all applicable laws (including rules and regulations thereunder).

            (s) Brokers' Fees. Except for seventy-five percent (75%) of the total fees due to The Whittle Agency (the Buyer shall pay the remaining 25% of such fees), the Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

            (t) Advertising Agreements. Section 2(t) of the Disclosure Schedule lists all Advertising Contracts and the amount to be paid therefore as of __________, 1997. Other than to employees of the Seller or as disclosed in Section 2(t) of the Disclosure Schedule, no commission or other form of remuneration is paid by the Seller in connection with any Advertising Contract and any remuneration so listed shall be paid by the Seller at or prior to Closing. No advertiser of the Stations or a party to an Advertising Contract listed in Section 2(t) of the Disclosure Schedule has indicated within the past year that it will stop or decrease the rate of buying services from the Stations or the Seller.

            (u) Disclosure. The representations and warranties contained in this
            Section 2 do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this Section 2 not misleading.

      3. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

            (a) Organization of the Buyer. The Operating Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada. The Licensing Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.

            (b) Authorization of Transaction. The Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.

            (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 1 above), will (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its articles of organization or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject. Other than the Assignment Application described in Section 4(b), the Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 1 above).

            (d) Brokers' Fees. Except for twenty-five percent (25%) of the total fees due to The Whittle Agency (the Seller shall pay the remaining 75% of such fees), the Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

      4. Pre-Closing Covenants. Except as may be modified pursuant to the Local Marketing Agreement, the Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

            (a) General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfying the closing conditions set forth in Section 5 below).

            (b) Assignment Applications. Within ten (10) business days after the execution of this Agreement, the Seller and the Licensing Company shall jointly file with the FCC an application for assignment of the FCC Licenses, permits and authorizations pertaining to the Stations from the Seller to the Licensing Company (the "Assignment Application"). The costs of the FCC filing fees in connection with the Assignment Application shall be divided equally between the Seller and the Licensing Company. The Seller and the Licensing Company shall each pay its own attorneys' fees. The Seller and the Licensing Company shall thereafter prosecute the Assignment Application with all reasonable diligence and otherwise use the commercially reasonable efforts to obtain the grant of the Assignment Application as expeditiously as practicable (but neither the Seller nor the Licensing Company shall have any obligation to satisfy complainants or the FCC by taking any steps which would have material adverse effect upon the Stations or upon any Affiliate). If the FCC imposes any condition on either the Seller or the Licensing Company to the Assignment Application, such party shall use commercially reasonable efforts to comply with such condition, provided that neither shall be required hereunder to comply with any condition that would have a material adverse effect upon the Stations or any Affiliate. The Seller and the Licensing Company shall jointly oppose any requests for reconsideration or judicial review of FCC approval of the Assignment Application and shall jointly request from the FCC extension of the effective period of FCC approval of the Assignment Application if the Closing shall not have occurred prior to the expiration of the original effective period of the FCC Consent. Nothing in this Section 4(b) shall be construed to limit any party's right to terminate this Agreement pursuant to Section 9 of this Agreement.

            (c) Employment Offers. Upon notice to the Seller, and at mutually agreeable times, the Seller will permit the Buyer to meet with its employees prior to the Closing Date. Not earlier than one (1) week prior to the Closing, the Buyer may, at its option, and upon its terms and conditions, extend offers of employment to all or any of the Seller's employees effective on the Closing Date. The Seller will not take any action to preclude or discourage any of the Seller's employees from accepting any offer of employment extended by the Buyer.

            (d) Notices and Consents. The Seller will give any notices to third parties, and the Seller will use its commercially reasonable efforts to obtain any third party consents, that the Buyer reasonably may request in connection with the matters pertaining to the Seller disclosed or required to be disclosed in the Disclosure Schedule. Each of the Parties will file any notification and report forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use its best efforts to obtain an early termination of the applicable waiting period and will make any further filings pursuant thereto that may be necessary, proper, or advisable. Each of the Parties will take any additional action that may be necessary, proper, or advisable in connection with any other notices to, filings with, and authorizations, consents, and approvals of governments, governmental agencies, and third parties that it may be required to give, make, or obtain.

            (e) Operation of Business. The Seller will not engage in any practice, take any action, embark on any course of inaction, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Seller will not engage in any practice, take any action, embark on any course of inaction, or enter into any transaction of the sort described in
            Section 2(f) above.

            (f) Advertising Obligations. The Seller shall satisfy its air time obligations for goods or services under its Advertising Contracts such that the outstanding aggregate balance owing thereunder as of the Closing Date shall not exceed Five Thousand Dollars ($5,000) worth of air time without the Buyer's consent. At Closing, the Seller shall deliver to the Operating Company a schedule, certified by an officer of the Seller, reflecting the aggregate balance under all such Advertising Contracts as of the Closing Date.

            (g) Operating Statements. The Seller shall deliver to the Buyer, for the Buyer's informational purposes only, monthly unaudited statements of operating revenues and operating expenses of the Stations within ten (10) days after each such statement is prepared by or for the Seller.

            (h) Contracts. The Seller will not without the prior written consent of the Operating Company amend, change, or modify any of the contracts listed on Section 2(k) of the Disclosure Schedule in any material respect. The Seller will not without prior written consent of the Operating Company enter into any new contracts respecting the Stations, except (i) contracts for the sale of time on the Stations for Cash, goods or services which comply with the representations and warranties pertaining to such contracts set forth in Section 2(t), (ii) contracts entered into in the Ordinary Course of Business which are cancelable on not more than thirty-one (31) days' notice without penalty or premium, and (iii) contracts entered into in the Ordinary Course of Business each of which does not involve more than Five Thousand Dollars ($5,000) or all of which do not involve more than Ten Thousand Dollars ($10,000) in the aggregate.

            (i) Operation of Stations. The Seller shall operate the Stations in compliance with the FCC Licenses and the rules and regulations of the FCC, and the FCC Licenses shall at all times remain in full force and effect. The Seller shall file with the FCC all material reports, applications, documents, instruments and other information required to be filed in connection with the operation of the Stations.

            (j) Preservation of Business. The Seller will keep its business and properties substantially intact, including its physical facilities, working conditions, relationships with lessors, licensers, advertisers, suppliers, customers, and employees, all of the confidential information, call letters and trade secrets of the Stations, and the FCC Licenses.

            (k) Credit and Receivables. The Seller will follow its usual and customary policies with respect to extending credit for Advertising Contracts and collecting accounts receivable arising from such extension of credit.

            (l) Full Access and Consultation. The Seller will permit representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Stations, to all premises, properties, books, records, contracts, Tax records, and documents of or pertaining to the Seller. The Seller will consult with the Buyer's management with a view to informing Buyer's management as to the operations, management and business of the Stations.

            (m) Notice of Developments. The Seller will give prompt written notice to the Buyer of any material development affecting the assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of the Seller. Each Party will give prompt written notice to the other of any material development affecting the ability of the Parties to consummate the transactions contemplated by this Agreement. No disclosure by any Party pursuant to this Section 4(m), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

            (n) Exclusivity. The Seller will not (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to any (A) liquidation, dissolution, or recapitalization,
            (B) merger or consolidation, (C) acquisition or purchase of securities or assets, or (D) similar transaction or business combination involving any of the Seller; or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing. The Seller will notify the Buyer immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

            (o) Title Insurance, Surveys and Environmental Assessments. The Seller will obtain with respect to each parcel of real estate that the Seller leases, (i) a leasehold owner's policy issued by a title insurer reasonably satisfactory to the Operating Company, in an amount equal to the fair market value of such real property (including all improvements located thereon), insuring leasehold title to such real property in the Operating Company as of the Closing subject only to the title exceptions which do not impair the current use, occupancy or value or the marketability of title of the property and are disclosed in Section 2(i) of the Disclosure Schedule, together with such endorsements for zoning, contiguity, public access and extended coverage as the Operating Company reasonably requests; (ii) a current survey of the real property certified to the Operating Company, prepared by a licensed surveyor and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys, disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines, and other matters shown customarily on such surveys, and showing access affirmatively to public streets and roads (the "Survey") which shall not disclose any survey defect or encroachment from or onto the real property which has not been cured or insured over prior to the Closing; and (iii) a current Phase I environmental site assessment from an environmental consultant or engineer reasonably satisfactory to the Operating Company which shall not disclose or recommend any action with respect to any condition to be remediated or investigated or any contamination on the site assessed. The Operating Company and the Seller will each pay one-half (1/2) of the costs of these title policies, surveys and environmental assessments.

            (p) Control of Stations. The transactions contemplated by this Agreement shall not be consummated until after the FCC has given its consent and approval to the Assignment Application. Between the date of this Agreement and the Closing Date, the Operating Company and its employees or agents shall not directly or indirectly control, supervise, or direct, or attempt to control, supervise, or direct, the operation of the Stations, and such operation shall be the sole responsibility of and in the control of the Seller.

            (q) Risk of Loss. The risk of loss, damage, or destruction to any of the Acquired Assets shall remain with the Seller until the Closing. In the event of any such loss, damage, or destruction the Seller will promptly notify the Buyer of all particulars thereof, stating the cause thereof (if known) and the extent to which the cost of restoration, replacement and repair of the Acquired Assets lost, damaged or destroyed will be reimbursed under any insurance policy with respect thereto. The Seller will repair or replace such Acquired Assets as soon as possible after loss, damage or destruction thereof and shall use its best efforts to restore as promptly as possible transmissions as authorized in the FCC Licenses. The Closing Date shall be extended (with FCC consent, if necessary) for up to sixty (60) days to permit such repair or replacement. If repair or replacement cannot be accomplished within sixty (60) days of the date of the Seller's notice to the Buyer, and the Buyer determines that the Seller's failure to repair or replace, alone or in the aggregate, would have a material adverse effect on the operation of the Stations:

                  (i) the Buyer may elect to terminate this Agreement; or

                  (ii) the Buyer may postpone the Closing Date until such time as the property has been repaired, replaced or restored in a manner and to an extent reasonably satisfactory to the Buyer, unless the same cannot be reasonably effected within ninety (90) days of the date of the Seller's notice to the Buyer, in which case either party may terminate this Agreement; or

                  (iii) the Buyer may choose to accept the Acquired Asset in their "then" condition, together with the Seller's assignment to the Buyer all rights under any insurance claims covering the loss, damage or destruction and payment over to the Buyer any proceeds under any such insurance policies, previously received by the Seller with respect thereto.

      In the event the Closing Date is postponed pursuant to this Section 4(q), the parties hereto will cooperate to extend the time during which this Agreement must be closed as specified in the consent of the FCC.

      5. Conditions to Obligation to Close.

            (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

            (i) the representations and warranties set forth in Section 2 above shall be true and correct in all material respects at and as of the Closing Date;

            (ii) the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

            (iii) the Seller shall have procured all of the third party consents specified in Section 4(d) above, including but not limited to those relating to transmitter and studio leases, all of the title insurance commitments, and endorsements specified in
                  Section 4(l) above, all of the surveys specified in Section 4(l) above; and all the Phase I environmental site assessments described in Section 4(l) above;

            (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasijudicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Buyer to own, operate, or control the Acquired Assets (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

            (v) the Seller shall have delivered to the Buyer a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified above in Section 5(a)(i)-(iv) is satisfied in all respects;

            (vi) each of the Assignment Applications shall have been approved by a Final Order of the FCC, all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated, and the Seller and the Buyer shall have received all governmental approvals required to transfer all other authorizations, consents, and approvals of governments and governmental agencies set forth in the Disclosure Schedule;

            (vii) the Buyer shall have completed its review and verification of the Seller's Financial Statements, its review of the FCC Licenses of the Stations, its engineering audit of the Seller's studio and transmitter facilities and equipment, all with results satisfactory to the Buyer in its sole judgment;

            (viii) the relevant parties shall have entered into the Postclosing
                  Agreement;

            (ix) the relevant parties shall have entered into the Lease Agreement and Purchase Option;

            (x) the Buyer shall have received from counsel to the Seller an opinion with respect to the matters set forth in Exhibit G attached hereto, addressed to the Buyer and dated as of the Closing Date; and

            (xi) all actions to be taken by the Seller in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

The Buyer may waive any condition specified in this Section 5(a) if it executes a writing so stating at or prior to the Closing.

            (b) Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

            (i) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

            (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

            (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasijudicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

            (iv) the Buyer shall have delivered to the Seller a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified above in Section 5(b)(i)-(iii) is satisfied in all respects;

            (v) each of the Assignment Applications shall have been approved by a Final Order of the FCC, all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated, and the Seller and the Buyer shall have received all governmental approvals required to transfer all other authorizations, consents, and approvals of governments and governmental agencies set forth in the Disclosure Schedule;

            (vi) the relevant parties shall have entered into the Postclosing Agreement;

            (vii) the relevant parties shall have entered into the Lease
                  Agreement and Purchase Option; and

           (viii) all actions to be taken by the Buyer in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

The Seller may waive any condition specified in this Section 5(b) if it executes a writing so stating at or prior to the Closing.

      6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

            (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 7 below).

            (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Seller, each of the other Parties will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available his or its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 7 below).

            (c) Adjustments. Operation of the Stations and the income and expenses attributable thereto up through the close of business on the day before the Closing Date shall be for the account of the Seller and thereafter for the account of the Operating Company. Such items as employee salaries, vacation, sick day and personal time accruals, and fringe benefits, power and utilities charges, insurance real and personal property taxes, prepared expenses, deposits, music license fees, and rents and payments pertaining to the leases and contracts being assigned hereunder (inducing any contracts for the sale of time for cash, trade or barter so assigned) shall be prorated between the Seller and the Operating Company as of the Closing Date in accordance with the foregoing principle. Contractual arrangements that do not reflect an equal rate of compensation to the station over the term of the Agreement shall be equitably adjusted as of the Closing Date. The prorations and adjustments hereunder shall be made and paid insofar as feasible on the Closing Date, with a final settlement sixty (60) days after the Closing Date. In the event of any disputes between the Parties as to such adjustments, the amounts not in dispute shall nonetheless be paid at such time and such disputes shall be determined by the accounting firm and the fees and expenses of such accounting firm shall be paid one-half (1/2) by the Seller and one-half (1/2) by the Operating Company.

            (d) Severance Obligations. In the event an offer of employment is extended by the Buyer to and accepted by an employee of the Seller pursuant to Section 4(c) and such subsequent employment by the Buyer is terminated within sixty (60) days from the Closing Date, the Seller shall be exclusively responsible for, and shall pay to such accepting employee, all severance benefits, if any (pursuant to the Seller's practices as in effect on the Closing Date) that may be due and owing such employee by reason of his or her employment with either the Seller or the Buyer.

      7. Remedies for Breaches of this Agreement.

            (a) Survival. All of the representations and warranties of the Seller contained in Section 2 of this Agreement (other than the representations and warranties of the Seller contained in Sections 2(a), 2(b), 2(c), 2(g), 2(q) and 2(r) hereof or relating to the Seller's title to the Acquired Assets) shall survive the Closing (even if the Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of three (3) years thereafter. All of the other representations, warranties, and covenants of the Buyer and the Seller contained in this Agreement (including the representations and warranties of the Seller contained in Sections 2(a), 2(b), 2(c), 2(g), 2(q) and 2(r) hereof or relating to the Seller's title to the Acquired Assets) and in this Agreement shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing) and continue in full force and effect forever thereafter.

            (b) Indemnification Provisions for the Benefit of the Buyer.

            Except as described below in Section 7(e) with respect to a breach of a covenant prior to the Closing Date, the Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by:

            (i) any breach of any of the Seller's representations, warranties, and covenants contained in this Agreement (so long as the particular representation, warranty, or covenant survives the Closing and the Buyer makes a written claim for indemnification within the applicable survival period);

            (ii)  any Liability of the Seller which is not an Assumed Liability;
                  or

            (iii) any Liability of the Buyer arising by operation of law
                  (including under any bulk transfer law of any jurisdiction or under any common law doctrine of defacto merger or successor liability) which is not an Assumed Liability.

            (c) Indemnification Provisions for the Benefit of the Seller. Except as described below in Section 7(e) with respect to a breach of a covenant prior to the Closing Date, the Buyer agrees to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer resulting from, arising out of, relating to, in the nature of, or caused by (i) the breach of any of the Buyer's representations, warranties, and covenants contained in this Agreement (so long as the particular representation, warranty, or covenant survives the Closing and the Seller makes a written claim for indemnification within the applicable survival period) or (ii) any Assumed Liability.

            (d) Specific Performance. Each of the Parties acknowledges and agrees that the Stations to be acquired pursuant to this Agreement are unique and that the Buyer would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, each of the Parties agrees that the Buyer shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 10(o) below), in addition to any other remedy to which it may be entitled, at law or in equity. Each of the Parties acknowledges and agrees that not withstanding the provisions in Section 7(e) with respect to the remedy of liquidated damages upon breach of a covenant of this Agreement prior to the Closing, money damages would not be an adequate remedy for a breach of any provision of this Agreement.

            (e) Liquidated Damages. The Buyer and the Seller acknowledge that in the event that the transactions contemplated by this Agreement are not closed because of a default by either Party, the Adverse Consequences as a result of such a default may be difficult, if not impossible, to ascertain. Accordingly, in lieu of relief pursuant to Sections 7(b) or 7(c), the non-defaulting Party shall receive from the defaulting Party for such default an amount equal to Five percent (5%) of the Purchase Price as liquidated damages without the need for proof of damages, subject only to successfully proving in a court of competent jurisdiction that the other Party has materially breached this Agreement and that the transactions contemplated thereby have not occurred; provided, however, that the Buyer retains the option to seek and recover (pursuant to Section 7(d)) in lieu of the remedy of liquidated damages pursuant to this Section 7(e) the remedy of specific performance with respect to a breach of this Agreement. The Buyer and the Seller agree to pay said sum of liquidated damages within ten (10) days of the date that the non-defaulting party obtains such a judgment.

            (f) Matters Involving Third Parties. If any third party shall notify any Party (the "Indemnified Party") with respect to any matter which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 7, then the Indemnified Party shall notify the Indemnifying Party thereof promptly; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is damaged. In the event any Indemnifying Party notifies the Indemnified Party within 15 days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, (i) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party concludes reasonably that the counsel the Indemnifying Party has selected has a conflict of interest), (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld unreasonably), and (iv) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the

            Indemnified Party from all Liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld unreasonably). In the event the Indemnifying Party does not notify the Indemnified Party within 15 days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, however, the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it reasonably may deem appropriate.

            (g) Other Indemnification Provisions. The indemnification provisions of Sections 7(a), 7(b), 7(c), and 7(f) are in addition to, and not in derogation of, any statutory or common law remedy any Party may have for breach of representation, warranty, or covenant. The remedies provided in Sections 7(d) and 7(e) shall be the exclusive remedies of the Parties prior to the Closing for any breach of representation, warranty or covenant.

      8. Definitions.

      "Acquired Assets" means all right, title, and interest in and to all of the assets of the Seller (other than Retained Assets) that are used or useful in the operation of the Stations, including but not limited to all of its (a) leaseholds and other interests in real property, improvements, fixtures, and fittings thereon (such as towers and antennae), and easements, rights-of-way, and other appurtenants thereto; (b) tangible personal property (such as computers, electrical devices, monitoring equipment, test equipment, switching, terminal and studio equipment, transmitters, transformers, receivers, broadcast facilities, inventories of compact disks, records, tapes and other supplies, vehicles, and all assignable warranties with respect thereto; (c) Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions; (d) rights under orders and agreements (including those barter agreements identified on the Disclosure Schedule) now existing or entered into in the Ordinary Course of Business for the sale of advertising time on the Stations; (e) contracts, indentures, Security Interests, guaranties, other similar arrangements, and rights thereunder; (f) call letters of the Stations, jingles, logos, slogans, and business goodwill of the Stations; (g) Licenses and similar rights obtained from governments and governmental agencies; and (h) FCC logs and records and all other books, records, ledgers, logs, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials.

      "Adverse Consequences" means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including all attorneys' fees and court costs.

      "Advertising Contracts" means any arrangement between the Seller and any third party under which the Seller has created, incurred, assumed, or guaranteed an obligation to provide advertising or air time on any of the Stations.

      "Affiliate" means with reference to any person or entity, another person or entity controlled by, under the control of or under common control with that person or entity.

      "Assignment Application" has the meaning set forth in Section 4(b) above.

      "Assumed Liabilities" means obligations of the Seller under (a) that certain promissory note in the original principal amount of Three Hundred Sixty Thousand and 00/100 Dollars ($360,000) having a ten (10) year amortization with an annual interest rate of eight percent (8%), a form of which is attached hereto at Exhibit H; and (b) the licenses, sublicenses, leases, subleases, contracts, and other arrangements referred to in the definition of Acquired Assets either: (i) to furnish services, and other non-Cash benefits to another party after the Closing; or (ii) to pay for goods, services, and other non-Cash benefits that another party will furnish to it after the Closing. The Assumed Liabilities shall not include any Retained Liability.

      "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

      "Buyer" has the meaning set forth in the preface above.

      "Cash" means cash and cash equivalents determined in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

      "Closing" has the meaning set forth in Section 1(e) above.

      "Closing Date" has the meaning set forth in Section 1(e) above.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Confidential Information" means any information concerning the businesses and affairs of the Seller.

      "Disclosure Schedule" has the meaning set forth in Section 2 above.

      "Earnest Money Deposit" has the meaning set forth in Section 1(c) above.

      "Earnest Money Escrow Agreement" has the meaning set forth in Section 1(c) above.

      "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

      "Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec. 3(2).

      "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec. 3(1).

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "Escrow Agent" means The Whittle Agency.

      "Extremely Hazardous Substance" has the meaning set forth in Sec. 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

      "FCC" means the Federal Communications Commission of the United States.

      "Fiduciary" has the meaning set forth in ERISA Sec. 3(21).

      "Final Order" means an action by the FCC as to which: (a) no request for stay by the FCC is pending, no such stay is in effect, and any deadline for filing a request for any such stay has passed; (b) no appeal, petition for rehearing or reconsideration, or application for review is pending before the FCC and the deadline for filing any such appeal, petition or application has passed; (c) the FCC has not initiated reconsideration or review on its own motion and the time in which such reconsideration or review is permitted has passed; and (d) no appeal to a court, or request for stay by a court, of the FCC's action is pending or in effect, and the deadline for filing any such appeal or request has passed.

      "Financial Statements" has the meaning set forth in Section 2(e) above.

      "GAAP" means United States generally accepted accounting principles as in effect from time to time.

      "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      "Indemnified Party" has the meaning set forth in Section 7(d) above.

      "Indemnifying Party" has the meaning set forth in Section 7(d) above.

      "Intellectual Property" means all (a) patents, patent applications, patent disclosures, and improvements thereto, (b) trademarks, service marks, trade dress, call letters, logos, trade names, and corporate names and registrations and applications for registration thereof, (c) all programs, programming materials, copyrights and registrations and applications for registration thereof, (d) mask works and registrations and applications for registration thereof, (e) computer software, data, and documentation, (f) trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, market and other research information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information), (g) other proprietary rights, and (h) copies and tangible embodiments thereof (in whatever form or medium).

      "Knowledge" means actual knowledge after reasonable investigation.

      "Lease Agreement and Purchase Option " means the lease agreement purchase option by and between the Seller and the Operating Company, a form of each of which is and attached hereto as Exhibit E.

      "Liability" means any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

      "Licenses" means all FCC and other governmental licenses, franchises, approvals, certificates, authorizations and rights of the Seller with respect to the operations of the Stations and all applications therefor, together with any renewals, extension or modifications thereof and additions thereto.

      "Licensing Company" has the meaning set forth in the preface above.

      "Local Marketing Agreement" means the Program Service and Time Brokerage Agreement attached hereto as Exhibit I.

      "Multiemployer Plan" has the meaning set forth in ERISA Sec. 3(37).

      "Operating Company" has the meaning set forth in the preface above.

      "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

      "Party" has the meaning set forth in the preface above.

      "PBGC" means the Pension Benefit Guaranty Corporation.

      "Post-Closing Agreement" means the Post-Closing Agreement with Seller Partners entered into concurrently herewith and attached hereto as Exhibit D.

      "Process Agent" has the meaning set forth in Section 10(o) below.

      "Prohibited Transaction" has the meaning set forth in ERISA Sec. 406 and Code Sec. 4975.

      "Purchase Price" has the meaning set forth in Section 1(c) above.

      "Retained Assets" means (a) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of the Seller as a corporation; (b) any of the rights of the Seller under this Agreement (or under any side agreement between the Seller on the one hand and the Buyer on the other hand entered into on or after the date of this Agreement); (c) accounts, notes and other receivables; (d) any and all of the Seller's rights with respect to the real property that is the subject of the Lease Agreement and Purchase Option which is located at (i) 31455 Winter Place Parkway, Salisbury, Maryland;
(ii) adjacent to Hall Road in Whaleysville, Maryland; and (iii) adjacent to West Road in Salisbury, Maryland; and (e) the Seller's Cash.

      "Retained Liabilities" means any obligations or liabilities of Seller that are not Assumed Liabilities, including but not limited to: (a) any Liability relating to the ownership or operation of the Stations prior to the Closing; (b) any Liability of the Seller for income, transfer, sales, use, and other Taxes arising in connection with the consummation contemplated hereby; (c) any Liability of the Seller for costs and expenses incurred in connection with this Agreement or the consummation of the transactions contemplated hereby; or (d) any Liability or obligation of the Seller under this Agreement (or under any side agreement between the Seller on the one hand and the Buyer on the other hand entered into on or after the date of this Agreement).

      "Securities Act" means the Securities Act of 1933, as amended.

      "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other lien, other than (a) liens for Taxes not yet due and payable; (b) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation; and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

      "Seller" has the meaning set forth in the preface above.

      "Stations" means the radio broadcast stations having the call letters WQHQ-FM, WLVW-FM and WTGM-AM, each licensed by the FCC to operate in Salisbury, Maryland; WLBW-FM licensed by the FCC to operate in Fenwick Island, Maryland; and WRXS-FM licensed by the FCC to operate in Ocean City, Maryland.

      "Subsidiary" means any corporation with respect to which another specified corporation has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

      "Survey" has the meaning set forth in Section 4(j) above.

      "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

      "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      9. Termination.

            (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

            (i) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

            (ii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing in the event the Seller is in breach of any material representation, warranty, or covenant contained in this Agreement in any material respect if such breach remains uncured for twenty
                  (20) days after notice of such breach is received from the Buyer;

            (iii) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing in the event the Buyer is in breach of any material representation, warranty or covenant contained in this Agreement in any material respect if such breach remains uncured for twenty
                  (20) days after notice of such breach is received from Seller;

            (iv) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing if the Closing shall not have occurred on or before the 270th day following the date of this Agreement by reason of the failure of any condition precedent under Section 5(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement);

            (v) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing if the Closing shall not have occurred on or before the 270th day following the date of this Agreement by reason of the failure of any condition precedent under Section 5(b) hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty, or covenant contained in this Agreement);or

            (vi) the Buyer or the Seller may terminate this Agreement if any Assignment Application is denied by Final Order.

            (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 9(a) above, all obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

      10.  Miscellaneous.

            (a) Survival. All of the representations, warranties, and covenants of the Parties contained in this Agreement shall survive the Closing hereunder as and to the extent provided in the Post-Closing Agreement with the partners of the Seller.

            (b) Press Releases and Announcements. No Party shall issue any press release or announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing Party will advise the other Party prior to making the disclosure).

            (c) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

            (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof.

            (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party, provided that the Buyer may assign all of its right, title and interest in, to and under this Agreement to one or more affiliated entities, who shall then, subject to the terms and conditions of this Agreement, have the right to receive the Acquired

            Assets, assume the Assumed Liabilities, and to pay to the Seller the Purchase Price therefor.

            (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

            (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

            (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

    If to the Seller:   HVS Partners
                        8900 Harvest Square Court
                        Potomac, MD 20854-4474
                        ATTN:  Ms. Gisela Huberman

            Copy to:
                        ------------------------------------
                        ------------------------------------
                        ------------------------------------

      If to the Buyer:  Cumulus Licensing Corp.
                        c/o Quaestus Management Corporation
                        330 E. Kilbourn Ave., Ste. 250
                        Milwaukee, WI  53202
                        Attn: Terrance J. Leahy

            Copy to:    Cumulus Broadcasting, Inc.
                        875 N. Michigan Avenue
                        Chicago, IL  60611
                        Attn:  Richard J. Bonick

                        Baker & Daniels
                        205 W. Jefferson Boulevard
                        Suite 250
                        South Bend, IN 46601
                        Attn:  Peter G. Trybula

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

            (i) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Maryland.

            (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

            (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

            (l) Expenses. The Buyer and the Seller, will each bear own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, other than as set forth in Section 4(b) with regard to the Assignment Applications. The Seller will pay all income taxes. The Seller and the Buyer will each pay one-half (1/2) of any transfer or sales taxes and other recording or similar fees necessary to vest title to each of the Acquired Assets in the Buyer.

            (m) Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure
            Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

            (n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

            (o) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Salisbury, Maryland, in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Each Party appoints CT Corporation (the "Process Agent") as its agent to receive on its behalf service of copies of the summons and complaint and any other process that might be served in the action or proceeding. Any Party may make service on the other Party by sending or delivering a copy of the process (i) to the Party to be served at the address and in the manner provided for the giving of notices in
            Section 10(h) above or (ii) to the Party to be served in care of the appropriate Process Agent at the address and in the manner provided for the giving of notices in Section 10(h) above. Nothing in this
            Section 10(p), however, shall affect the right of any Party to serve legal process in any other manner permitted by law. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

            (p) Bulk Transfer Laws. The Seller has, or will as of the Closing Date, comply with the provisions of any bulk transfer laws of Maryland or any other jurisdiction applicable to the transactions contemplated by this Agreement.

                               *   *   *   *   *

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

                              CUMULUS BROADCASTING, INC.


                           By:__________________________________

                              __________________________________
                                                       (printed)
                        Title:__________________________________

                                     "Operating Company"



                              CUMULUS LICENSING CORP.


                           By:__________________________________

                              __________________________________
                                                       (printed)
                        Title:__________________________________

                                     "Licensing Company"



                              HVS PARTNERS


                           By:__________________________________

                              __________________________________
                                                       (printed)
                        Title:__________________________________

                                          "Seller"

                                                                     EXHIBIT I


                 PROGRAM SERVICE AND TIME BROKERAGE AGREEMENT


      This Program Service and Time Brokerage Agreement ("Agreement") entered into this 18th day of August, 1997, by and between Cumulus Broadcasting, Inc., a Nevada Corporation, ("Programmer"), and HVS Partners, a Florida general partnership ("Licensee"), licensee of Radio Stations WQHQ-FM, WLVW-FM, and WTGM-AM, licensed to Salisbury, Maryland; WLBW-FM, licensed to Fenwick Island, Delaware and WRXS-FM, licensed to Ocean City, Maryland (the "Stations").

      WHEREAS, Licensee holds licenses from the Federal Communications Commission ("FCC") authorizing it to operate the Stations;

      WHEREAS, the studio of the Stations is located at ___________________ ("Studio") and the transmitter facilities of the Stations are located at _______________ ("Transmitter");

      WHEREAS, Licensee has available for sale broadcast time on the Stations;

      WHEREAS, Programmer desires to purchase time on Licensee's Stations for the broadcast of programming on the Stations and to sell advertising time for inclusion in that programming; and

      WHEREAS, Licensee and Programmer have entered into an Asset Purchase Agreement of even date herewith pursuant to which Programmer and Cumulus Licensing Corp., an affiliate of Programmer will purchase from Licensee substantially all of the assets used or useful in the operation of the Stations (the "Asset Purchase Agreement").

      NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties have agreed as follows:

      1. TIME OFF. Subject to the provisions of this Agreement, Licensee agrees to make the Stations' Studio and Transmitter broadcasting facilities, and all other equipment used or useful in the operation of the Stations, available to Programmer for broadcast of Programmer's programs on the Stations and the Stations' subcarriers. The Stations time made available to Programmer is described in Exhibit A hereto.

      2. PAYMENT. Programmer hereby agrees to pay Licensee compensation for the broadcast of Programmer's programming in the amounts and at the times set forth in Exhibit B hereto.

      3. TERM. The initial term of this Agreement shall be for a period of two
(2) years, beginning on the date above written (the "Effective Date") and ending two years later or on the day of closing of the transactions contemplated by the Asset Purchase Agreement between the parties, whichever is earlier.

      4. PROGRAMS. Programmer shall furnish the artistic personnel and materials for its programming. Programmer represents and warrants that all of the programming, advertising and promotional material it broadcasts on the Stations shall be in accordance with the rules, regulations and policies of the Commission and the Communications of 1934, as amended (the "Act"). All rights (including without limitation copyrights) to the use and ownership of the programs shall be and remain vested in Programmer at all times.

      5. ACCOUNTS RECEIVABLE AND EXISTING ADVERTISING COMMITMENTS. Licensee's accounts receivable for performed advertising contracts shall be identified and valued as the Effective Date. The parties agree that such accounts receivable shall be and remain the sole property of the Licensee. Programmer agrees to use its best efforts to collect such accounts receivable for a period of ninety (90 days) and shall remit all sums collected to Licensee once a month commencing on the fifteenth day after the first month of operation. Any uncollected accounts thereafter shall be returned to Licensee for collection, and Programmer shall be relieved of any additional responsibilities with respect to such accounts. All accounts receivable created after the Effective Date of this Agreement shall be and remain the sole property of Programmer. Programmer shall be responsible for the collection of such accounts receivable created after the Effective Date and shall retain ownership of such accounts upon termination of this Agreement. All prior existing advertising contracts signed by Licensee prior to the Effective Date of this Agreement for commercial time to be aired during time periods to be used by Programmer are identified on Exhibit C hereto and shall be performed by Programmer for the benefit of Programmer.

      6. STATIONS' FACILITIES.

            (a) Licensee Responsibility. Licensee shall be responsible for the Stations' compliance with all applicable provisions of the Act, the rules, regulations and policies of the FCC and all other applicable laws. Licensee represents that it holds all permits and authorizations necessary for the operation of the Stations including all FCC permits and authorizations. Licensee will continue to hold such permits and authorizations throughout the life of this Agreement and to maintain them in full force and effect.

            (b) Broadcast Output. Licensee represents that the Stations' facilities and equipment comply with all applicable laws and regulations and that, to its knowledge, it is not in material violation of any statute, ordinance, rule, order or decree of any federal, state or local governmental agency, court or authority having jurisdiction over the Licensee which would have an adverse effect on its ability to perform this Agreement. During the term hereof, Licensee agrees to maintain the Transmitter and other transmission facilities and the broadcast output in compliance with the FCC's rules and regulations to allow broadcasting at the maximum authorized power twenty-four
(24) hours a day, seven (7) days a week, except for downtime occasioned by routine maintenance, if necessary, not to exceed two (2) hours on Sundays between 12:00 midnight and 6:00 a.m. To the extent practicable, any maintenance work affecting the operation of the Stations at full power shall be scheduled upon at least forty-eight (48) hours prior notice with the approval of Programmer, which shall not be unreasonably withheld.

      7. HANDLING OF MAIL AND COMPLAINTS. Programmer shall promptly forward to Licensee any mail which it may receive from any agency of government or any correspondence from members of the public relating to the Stations or to any of Programmer's programming broadcast on the Stations. Licensee shall advise Programmer of any public or FCC complaint or inquiry concerning the programs provided by Programmer.

      8. PROGRAMMING AND OPERATIONS STANDARDS. Programmer recognizes that the Licensee has full authority and a duty to control the operation of the Stations. The parties agree that Licensee's authority includes, but it is not limited to, the right to reject or refuse such portions of Programmer's programming which Licensee reasonably believes to be contrary to the public interest. Licensee shall have no obligation to Programmer for the exercise of its rights under this paragraph. Whenever on the Stations' premises, Programmer and its employees and agents shall be subject to the supervision and direction of Licensee's General Manager and/or designated personnel.

      9. RESPONSIBILITY FOR EMPLOYEES AND EXPENSES. Programmer shall employ and be responsible for the salaries, commissions, taxes, insurance and all other related costs for all of its employees, agents contractors and personnel. Employees of Programmer shall serve, however, as duty operators of the Stations, under the supervision and direction of the Licensee's General Manager and/or other designated personnel of Licensee, during all hours the Stations are in operation. Licensee shall be responsible for (a) retaining a contract engineer to maintain the Stations' broadcast and transmission equipment, (b) appointment of a Chief Operator, and (c) compliance with the FCC's main studio staffing requirements (including, without limitation, the Stations' General Manager). Licensee shall be responsible for the salary, taxes, insurance and related costs for its General Manager and Chief Operator.

      10. ADVERTISING AND PROGRAMMING REVENUES. Programmer shall retain all revenues from the sale of advertising time on the programming it broadcasts on the Stations. Programmer will provide, make available to and shall sell time to political candidates from the time it purchases from Licensee in strict compliance with the Act, the rules, regulations and policies and the Commission.

      11. OPERATION OF STATIONS.

            (a) Full Authority and Power. Licensee shall have full authority and power over the operation of the Stations during the term of this Agreement. Licensee and its designated personnel shall have complete access to the Stations' studios at all times. Licensee's General Manager shall direct the day-to-day operation of the Stations and report to and be accountable solely to Licensee. Licensee's Chief Operator shall oversee and direct the engineering and technical operation of the

Stations. Licensee shall retain the right to interrupt and discontinue Programmer's programming at any time if Licensee determines the programming is not in the public interest or violates this Agreement, or in case of an emergency or EBS system activation, or for the purpose of providing programming which Licensee in its sole discretion determines to be of greater national, regional or local importance. Programmer will properly prepare and provide Licensee such information, records and reports belonging to Programmer's programming, sales or employment practices at the Stations in sufficient detail as is necessary to enable Licensee to comply with all the rules and policies of the FCC or any other governmental agency.

            (b) Political Time. Licensee shall oversee and take ultimate responsibility with respect to the provision of equal opportunities, lowest unit charge, and reasonable access to political candidates, and compliance with the political broadcast rules of the FCC. Programmer shall cooperate with Licensee as Licensee complies with its political broadcast responsibilities, and shall supply such information promptly to Licensee as may be necessary to comply with the political time record keeping and lowest unit charge requirements of federal law. To the extent that Licensee believes necessary, in Licensee's sole discretion, Programmer shall release advertising availabilities to Licensee during the term of this Agreement to permit Licensee to comply with the political broadcast rules of the FCC and the Communications Laws; provided however, that revenues received by Licensee as a result of any such release of advertising time shall promptly be remitted to Programmer.

            (c) Facilities. During the terms of this Agreement the Licensee shall make available to Programmer, for no additional consideration, areas in the Stations' physical studios and offices as are reasonably necessary for Programmer to excise its rights and perform its obligations under this Agreement.

      12. CALL SIGNS AND STATION IDENTIFICATION. Licensee will retain all rights to the call letters "WBZE-FM", "WHBX-FM", and "WHBT-FM" or any other call letters that may be assigned by the FCC for use by the Stations, and shall be responsible for ensuring the proper broadcast of Station identification announcements in accordance with the FCC rules and regulations. Programmer is specifically authorized to use the call letters "WBZE-FM", "WHBX-FM", and "WHBT-FM", or any other call letters used by Licensee for the Stations, and will provide appropriate station identification announcements which, in Licensee's sole discretion, comply with FCC requirements.

      13. PAYOLA/PLUGOLA. Programmer agrees that neither it nor its employees will accept any consideration, compensation or gift of any kind whatsoever, regardless of its value or form, including, but not limited to, a commission, discount, bonus, supplies or other merchandise (collectively "Consideration"), unless the payer is identified in the program for which Consideration was provided as having paid for or furnished such Consideration, in accordance with the Act.

      14. COMPLIANCE WITH LAW. Programmer agrees that, throughout the term of this Agreement, Programmer will comply with all laws, regulations and policies including, but not limited to, the FCC's technical, political broadcasting, obscenity and indecency regulations, lottery regulations, sponsorship identification rules, sale practices regulations and all FCC rules applicable to programming agreements of this kind. Programmer acknowledges that Licensee has not urged, advised or agreed in any way to the use of any unfair business practices.

      15. INDEMNIFICATION.

            (a) Programmer's Indemnification. Programmer shall indemnify and hold Licensee harmless for any material loss, damage or injury of any kind sustained by Licensee resulting from Programmer's breach of this Agreement, from any programming material broadcast by Programmer on the Stations, from the sale of or attempt by Programmer to sell advertising or program time on the Stations, and from any material act or omission of any kind by Programmer.

            (b) Licensee's Indemnification. Licensee shall indemnify and hold Programmer harmless for any material loss, damage or injury sustained by Programmer resulting from breach of this Agreement, from the broadcast of Licensee's programming, from the sale of or attempt by Licensee to sell advertising or program time on the Stations (except the instant sale provided for in this Agreement to Programmer), and from any material act or omission of any kind whatsoever by Licensee.

            (c) Survival. Any claim for indemnification must be asserted in writing delivered to the other party. The representations and obligations of both parties shall survive any termination of this Agreement and shall continue until the expiration of all applicable statutes of limitations as to the parties hereto and to claims of third parties.

      16. TERMINATION AND REMEDIES UPON DEFAULT.

            (a) Termination. In addition to other remedies available at law or equity, this Agreement may be terminated by either party by written notice to the other if the party seeking to terminate is not then in material default or breach thereof, upon the occurrence of any of the following:

                  (i) This Agreement is declared invalid or illegal in whole or in material part upon a final order of the FCC or any administrative agency or court of competent jurisdiction.

                  (ii) The other party is in material breach of its obligations hereunder and has failed to cure such breach within twenty (20) days of receipt of written notice from the nonbreaching party.

                  (iii) The mutual consent of both parties.

                  (iv) The other party shall make a general assignment for the benefit of creditors, files or has filed against a petition for bankruptcy, reorganization or appointment of a receiver or a trustee for the property or assets of such party under any federal or state insolvency law, which is filed against such party has not been dismissed within thirty (30) days thereof.

                  (v) Not less than sixty (60) days prior written notice to the other party for any reason.

      Upon termination of this Agreement according to the provisions of this paragraph, the monthly payment pursuant to Paragraph 2 above shall be prorated. Licensee shall cooperate reasonably with the Programmer to the extent permitted to enable Programmer to fulfill prior to the date of termination of this Agreement advertising or other programming contacts then outstanding, provided however, to the extent such contracts are fulfilled by Licensee after the date of termination of this Agreement, Licensee shall receive as compensation that which otherwise would have been paid to Programmer pursuant to such contracts.

            (b) Programmer's Additional Remedies for Licensee's Technical Operation Deficiencies. In addition to Programmer's right to termite for reasons set forth in Paragraph (a) above, if the Station suffers any damage to its transmission facilities which results in the inability of the Stations to operate with its presently authorized facilities and Licensee has not restored full-time operation of the Stations with its presently authorized facilities within seven (7) days of any such occurrence, (i) Programmer may give notice to Licensee of Programmer's termination of this Agreement in which event this Agreement shall terminate upon giving of such notice, any other provision of this Agreement notwithstanding, and (ii) any payment due Licensee pursuant to Paragraph 2 above shall be prorated for such period of time within which full-time operation of the Stations has not been restored.

            (c) Termination Upon Sale. Notwithstanding anything herein to the contrary, this Agreement shall terminate upon the Closing of the transactions contemplated by the Asset Purchase Agreement.

      17. CERTIFICATION. Pursuant to Section 73.3555(a)(2)(ii) of the FCC's Rules, the following certifications are made: HVS Partners certifies that it shall maintain ultimate control over the Stations' facilities, including specifically control over Stations finances, personnel and programming. Programmer certifies that implementation of this Agreement complies with Section 202 of the Telecommunications Act of 1996.

      18. NOTICES. All necessary notices, demands, requests permitted or required under this Agreement shall be in writing and shall be deemed given four
(4) days after being mailed by certified mail, return receipt requested, addressed as follows:

            If to Licensee:

                  HVS Partners
                  3113 Clint Moore Road

                  Apt. 206
                  Boca Raton, Florida 33496
                  Attn: Gisela Huberman


            If to Programmer:

                  Cumulus Broadcasting, Inc.
                  c/o Quaestus Management Corporation
                  330 E. Kilbourn Ave., Ste 250
                  Milwaukee, WI 53202
                  Attn: Terrence J. Leahy

      Copy to:
                  Cumulus Broadcasting, Inc.
                  875 N. Michigan Avenue
                  Chicago, IL 60611
                  Attn: Richard J. Bonick

                  Baker & Daniels
                  205 W. Jefferson Boulevard
                  Suite 250
                  South Bend, IN 46601
                  Attn: Peter G. Trybula

      (Neither of which copies shall constitute notice to Buyer)

      19. MODIFICATION AND WAIVER. No modification of any provision of this Agreement shall in any event be effective unless it is in writing, and such modification shall be effective only in the specific instance as for the purpose for which given.

      20. CONSTRUCTION. This Agreement shall be construed in accordance with the laws of Florida, and the obligations of the parties hereto are subject to all federal, state and local laws and regulations now or hereafter in force and to the rules, regulations and policies of the FCC and all other governmental entities or authorities.

      21. NO PARTNERSHIP OR JOINT VENTURE CREATED. Nothing In this Agreement shall be construed or interpreted to make licensee and Programmer partners or joint venturers, or to make one an agent or representative of the other.


                                    * * * * *

      IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first above written.


                                    PROGRAMMER:

                                    CUMULUS BROADCASTING, INC.



                                     By: _____________________________



                                    LICENSEE:

                                    HVS PARTNERS



                                     By: _____________________________
                                         Gisela B. Huberman

                                   EXHIBIT A

                                  PROGRAMMING

      Subject to all other provisions of this Agreement, Programmer will have the exclusive right to broadcast on the Stations and the Station's subcarriers up to twenty-four (24) hours of programming each day during the term of this Agreement, provided however, Licensee reserves three (3) hours of Stations time for its own use on Sunday morning, between 7:00 a.m. and 11:00 am. Licensee shall have the sole responsibility to decide the scheduling of such Sunday hours but shall consult with Programmer as to that schedule.

                                   EXHIBIT B

                         COMPENSATION PAYMENT SCHEDULE

      Programmer shall pay to Licensee Forty Thousand and 00/100 Dollars ($40,000.00) on the first day of each month. Each such payment shall constitute a monthly installment towards the purchase price of the Stations and be deducted from the aggregate purchase price to be paid at closing of the transactions contemplated by the Asset Purchase Agreement. In addition, Programmer will reimburse Licensee for reasonable expenses of operating the Stations approved by Programmer before they are incurred by Licensee. Such reimbursement payments will be made by Programmer within seven (7) days of Programmer's receipt of evidence of such expenses.

                  LIST OF OMITTED SCHEDULES AND/OR EXHIBITS:

Disclosure Schedules to Asset Purchase Agreement - Representations and
  Warranties of Seller

Amendment Number 1 to Asset Purchase Agreement

Escrow Agreement between Seller, Cumulus and Gary L. Whittle dated April 30,
  1997

Assignment of Purchase Agreement from Cumulus to Cumulus Broadcasting, Inc.
  ("Broadcasting") and Cumulus Licensing Corp. ("Licensing")

General Assignment From Seller to Broadcasting

General Assignment From Seller to Licensing

Instrument of Assumption From Broadcasting to Sellers

Warranty Deed with Respect to Real Property at State Road 1435 Navassa, North
  Carolina

Promissory Note of Cumulus

Post-Closing Agreement Between Broadcasting - Donald Ansell

Consent to Assignment Application by Federal Communications Commission

Opinion of Dickstein, Shapiro, Morin & Oschinsky, Counsel to Sellers

Opinion of H. Kenneth Stephens, II, Counsel to Seller

Opinion of Baker & Daniels, Counsel to Buyers

Closing Compliance Certificate of Sellers

Closing Compliance Certificate of Broadcasting and Licensing

Closing Estimate of Prorations as of August 27, 1997

Closing Statement

*Unless otherwise indicated, all documents are dated as of September 2, 1997.

The preceding schedules and/or exhibts have been omitted from this exhibit. The Company agrees to provide copies of such schedules and/or exhibits to the Commission upon request.
                                      -11-